                              GK INDUSTRIES, INC.
                  RESELLER LICENSE AND DISTRIBUTION AGREEMENT

This re-seller agreement made this    day of March, 2000, (the "Effective Date')
is an agreement between VISCOM PRODUCTS, INC. ("Viscom" or "Reseller"), 280 Midland Avenue, #M2, Saddle Brook, NJ 07663, a company incorporated under the laws of Delaware, and GK INDUSTRIES, INC., 425 Huehl Road, Building 15A, Northbrook, Illinois, 60062, ("GKI"), a company incorporated under the laws of the State of Illinois, and is recognized as the Master Agent and Distributor for the DiSS line of digital recording products manufactured by Sungjin C&C Co. Ltd. of South Korea ("Sungjin"). By signing in the place indicated below, both parties are agreeing to become legally bound by the terms and conditions contained in this Agreement. This agreement is for a period of two years from the above date and is renewable yearly thereafter once all parties agree to changes to the agreement as well as any modification or change of the sales projections referred to below.

1. GRANT OF LICENSE GKI hereby grants two licenses to Viscom so it can use, remarket, and resell the Product listed in Schedule 1 by granting end-user licenses under the terms stated in this Agreement. One license shall be non-exclusive and covers the non-mobile applications of the Product; the other license is exclusive and encompasses all mobile applications of the Product, such as -- installations for buses, police cars, armored trucks or other transportation-related purposes. It is understood the Product contains Sungjin's proprietary software programs (the "Software") and documentation and may also include third-party software licenses. Viscom will purchase the Product from GKI and both GKI and Sungjin retain all title and ownership of the Software and documentation. Any special arrangements modifying this clause may also be found in Schedule 1.

2. MARKETING Viscom and its authorized representatives will use their best efforts to promote and market the Product to, and in, the Territory listed in Schedule 2. This includes providing training, marketing, and support personnel to promote, sell, train, install and maintain the Product. At its expense, GKI will provide technical training to Reseller's headquarters staff in accordance with its established policies, as well as at Viscom's Japanese office. Reseller is authorized to market the Product in the form and packaging delivered by GKI. Viscom is not authorized to market the product directly or indirectly outside of the territory listed as found in
     Schedule 2. No use of GKI's, Sungjin, or DiSS Technology named trademarks are authorized except to display the trademarks to identify and market the Product.

     Viscom will provide GKI with a six (6) month rolling forecast setting forth estimated requirements for the Product by month for both exclusive and non-exclusive applications. These forecasts are for planning purposes only and will not be binding on either party. Viscom will also provide GKI with a monthly sales call activity and project report from its various offices that operate in the Territory listed in Schedule 2. These reports would indicate progress in the promotion of the various DiSS products as well as any major projects that are forthcoming in order to better assist the factory in planning production runs. It is expected that Viscom's organization's staff and local sales offices are trained in selling the product, and that each distribution outlet has a permanent demonstration unit at their disposal for office and field demonstrations of DiSS technology. This report will be faxed to the Sales and Marketing Manager at (970) 884-7445. Viscom represents and warrants that it has made a full disclosure (by name and capability) of the items it currently sells. If Viscom chooses to market, promote or distribute additional items that compete with the Product, it will notify GKI of its intent at least sixty (60) days prior to the commencement of such activity, and GKI will have the right to terminate this Agreement on ninety days (90) notice to Viscom without any liability to GKI. A competing item provides substantial overlap of functionality of the Product listed in Schedule 1.

3.   DEMONSTRATION SYSTEM ORDERS & QUOTAS

     A. Reseller shall make an initial stocking order for the Product(s) as set forth in Schedule 3. (Opening Order)

     B. Reseller shall employ sufficient efforts to promote and distribute the Product in the Territory so that GKI receives orders from Reseller for the Product, deliverable directly by GKI in the aggregate minimum USD amount set forth as Schedule 3 ("Quota"). Reseller acknowledges that, beginning on the Effective Date, failure to achieve such volumes shall, at GKI's sole option, result in the termination of this Agreement; provided, however, that Viscom will be given another opportunity for the next time period to meet or exceed its Quota.

     C. Viscom will fax a monthly sales report to GKI on its standard reporting sheet which will be supplied by GKI to the Reseller. Failure to provide this monthly activity report shall, at GKI's sole option, result in the termination of this Agreement; provided, however, Viscom will be given 30 days to cure such failure.

     D.   The Reseller will always maintain adequate inventory of GKI's
          Products.

4. PRODUCT ORDERS AND SHIPMENT Viscom will order the Product (by fax or otherwise) using a written purchase order. All orders are subject to acceptance by GKI. GKI will ship the Product F.O.B. place of origin, within the then current lead-times, to the location specified by Reseller, at its expense, using the carrier of its choice. Current delivery lead times are at maximum of 45 to 60 days after receipt of order.

5. PRICE & PAYMENT GKI's Product Price Schedule is set out in Schedule 1. GKI may adjust the Price Schedule with prior notice to Reseller of sixty (60) days. Payment for the Product will be due via letter of credit prior, or cash with each purchase order, unless otherwise indicated by GKI in writing. Viscom will pay all applicable taxes, whether levied by International, Federal, State or local governmental authority, and pay for all shipping, freight and insurance charges. Equipment is shipped F.O.B. Northbrook, I11.

6. COPYRIGHTS GKI represents and warrants that the software and documentation involving the Product are owned (or, in the case of third-party software, licensed) by Sungjin and are protected by United States copyright laws, international treaty provisions and all other applicable national laws. Except as provided in this Agreement, Viscom have not been granted any right, title, or interest to any intellectual property rights in the Software and documentation.

7. OTHER RESTRICTIONS -- Viscom may not copy the Software, modify, reverse engineer, decompile, or disassemble the Software, or loan, rent or provide access to the Software and documentation for a fee or otherwise, to any third party for the purpose of unauthorized copying. However, nothing herein will prevent Viscom from incorporating the Product and modifying it for closed circuit television and for access control systems that it designs, fabricates, markets or sells. All purchases under this Agreement will be done through GKI, any deviation will be grounds for legal action.

     During the term of this Agreement, the Reseller shall have access to and may become familiar with proprietary information owned or controlled by GKI consisting of, but not limited to, process, computer programs, compilation of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information ("Information"), which are owned by GKI and which are used in the operation of its business. Reseller shall not use in any way or disclose any information, directly or indirectly, either during the term of this Agreement or at any time thereafter. All files, records, documents, information, data and similar items relating to the business of GKI whether prepared by Reseller or otherwise coming into its possession, shall remain exclusive property of GKI and shall be delivered to it upon termination of this Agreement.

8. END-USER SOFTWARE LICENSE AND LIMITED WARRANTY GKI licenses and warrants the Product under the terms and conditions set forth in the DiSS Technology product's End-User Software License Agreement and Limited Warranty attached as Schedule 4.

9. LIMITATIONS EXCEPT AS SPECIFICALLY SET IN THE SOFTWARE LICENSE AGREEMENT AND LIMITED WARRANTY, GKI DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A

     PARTICULAR PURPOSE OR MERCHANTABILITY. IN NO EVENT WILL GKI OR SUNGJIN BE LIABLE FOR ANY DAMAGES, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY
     LOSS), ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCT AND DOCUMENTATION, EVEN IF GKI HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, OR ANY CLAIM BY ANY OTHER PARTY. Some countries do not allow the exclusion or limitation of implied warranties or liability for incidental or consequential damages, so the above limitations or exclusions may not apply to Viscom. In no event will the liability of GKI or Sungjin for damages to Viscom or any other person ever exceed the amount of a Product's most current suggested retail list price in effect at the time of a claim for such damages. Regardless of any claims by Viscom against GKI or Sungjin, GKI and Sungjin will not be liable to Viscom for any loss of profits or damages in connection with any claims brought against Viscom by any third party unless a court of competent jurisdiction so orders.

10. INDEMNIFICATION Viscom will indemnify and hold GKI and Sungjin harmless against any and all claims or actions and any costs, liabilities, or losses arising out of any statements or representations made by Reseller's employees, representatives or agents with respect to the Product, except for statements that are directly quoted from the documentation. This indemnification provision will survive the termination of this Agreement.

11. CONFIDENTIALITY Viscom agrees to the terms and conditions contained in the Mutual Non-Disclosure Agreement attached as Schedule 5.

12. TERMINATION GKI or Viscom may terminate this Agreement at any time, with cause, by giving ninety (90) days written notice. If Viscom clearly has violated any material of the terms of this Agreement, GKI may immediately terminate this Agreement at its sole election as long as it gives Viscom prior notice that it will terminate this Agreement and an opportunity to cure such breach within thirty (30) days of such notice. Upon termination of this Agreement, Viscom will cease holding itself out as an authorized GKI reseller, and immediately make payment of any amounts due to GKI prior to the date of termination, including reimbursement of reasonable and verifiable costs incurred by GKI in connection with such termination. Under no circumstances, will GKI, Sungjin or any of its agents, representatives, employees, dealers or other resellers circumvent Viscom to sell, market, or license the Product to any prior or current Viscom customers. This non-circumvention pledge shall survive the termination of this Agreement. In the event such circumventing occurs, Viscom shall be entitled to treble damages. In the event of termination, any orders regarding unshipped Product may be cancelled by Viscom; but if not so cancelled by it, such orders shall be delivered by GKI on a timely basis as long as payment therefor has been made or arranged as is customary hereunder.

13. NOTICES All notices pertaining to this Agreement will be in writing and sent to the addresses set forth below. Notices will be deemed given when delivered personally or five (5) business days after having been sent by certified or registered mail, commercial courier or similar reliable means of delivery, or by facsimile transmission (the receipt of which transmission is acknowledged within 24 hours of the receipt thereof) to the other party at the addresses contained herein.

14.  ADDITIONAL OBLIGATIONS OF RESELLER

     A. BEST EFFORTS Reseller shall use its best efforts (at least equal to its other products) to advertise and promote the sale of the Product in Territory by:

     1. Identifying End-Users that may benefit from use of the Product and are capable of paying the fees associated therewith;

     2. Arranging for and conducting competent and effective product demonstrations and presentations relating to the Product;

     3. Providing marketing and support services of a depth and magnitude reasonably satisfactory to GKI;

     4. Conducting, at all times, its business in a manner that will reflect, favorably on GKI and the Product, and not engage in any deceptive, misleading, illegal or unethical business practice;

     5. Providing training to all Dealers and End-Users purchasing the Product through Reseller's distribution channels; and

     6. Reseller's distributors must, in order to sell the product, have on hand one unit for their demonstration purposes at their branch location.

     B. DEALER TRAINING At GKI's expense Reseller will ensure that all of its sales staff, employees and/or installers of the Product will be trained, prior to any Product installations, either by Reseller or upon request by Reseller, by GKI directly.

     C.   BUSINESS PLAN Reseller shall develop and provide to GKI within sixty
          (60) days of the Effective Date a business plan for the Product to be marketed and licensed in the Territory, with estimations provided on global sales per market country covered.

     D. INTELLECTUAL PROPERTY PROTECTION Reseller shall notify GKI of any unauthorized use or infringement in the Territory of any of the intellectual property rights (insofar as it becomes aware), and shall at the request of GKI take part in or give assistance in respect of any legal proceedings and execute any documents and do any things reasonably necessary to protect the intellectual property rights in the Territory. Reseller may, at its sole option and expense, elect to participate in, but not control, any prosecution initiated by GKI to protect the intellectual property rights in the Territory.

     E. MARKS In any instance where any GKI or DiSS Technology, or Sungjin mark is contemplated for use in any advertising promotion news release or other publication of any kind whatsoever, Reseller shall first submit such matters to GKI for prior written approval prior to release, publication or other dissemination. GKI shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or objectionable material from such advertising, promotion or publicity. Such approval shall not be unreasonably withheld and, when given, shall be given on a timely basis.

     F. PRIVATE LABEL The Reseller has the right to have future products, other than the opening stock order, be private-labeled with the Reseller's logo on the front of the recorder. In addition, the Reseller has the right to create their own literature and marketing materials. GKI shall offer private labeling at no additional charge on the Product. Any new literature to be done will be at the Reseller's own cost.

     G. INSPECTION With at least ten days (10) prior written notice, Reseller shall permit GKI or its authorized representatives, at all reasonable times on any mutually convenient business day, to enter Reseller's facilities to conduct audits of Reseller's maintenance, support and training activities.

     H. Reseller will abide by all rules, regulations and laws of the United States Government regarding exports.

15. MISCELLANEOUS Viscom's status under this Agreement is that of an independent contractor and nothing will be construed in this Agreement to create a partnership, joint venture, or agency relationship with GKI. Viscom may not assign this Agreement without the prior written consent of GKI. This Agreement constitutes the entire agreement between GKI and Viscom and supersedes all prior agreements and communications, whether oral or in writing, with respect to the subject matter of this Agreement. In the event of any conflict between a purchase order and this Agreement, the terms of this Agreement will control. No amendment or notification of this Agreement will be effective unless made in writing and signed by both parties. This agreement and all amendments, modifications, alterations or supplements hereto are to be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Illinois.

16.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF GKI

     A. That Viscom and Vicon Industries, Inc. will be the only two resellers of the Product in the Territory specified in Schedule 2 hereto during the term of this Agreement and no additional resellers of the Product will be appointed or licensed without Viscom's express written consent.

     B. That Sungjin holds and maintains all rights, title and interest to the Product and its underlying technology and that a master distributorship agreement exists between GKI and Sungjin covering the Product and the Territory included in this Agreement whereby GKI has full authority and power to enter into this Agreement to resell the Product in the Territory specified therein and that Master Distributorship Agreement extends through the full term of this Agreement and that GKI and Sungjin have both complied to the full extent with the terms and conditions thereof and that neither party has breached or is in default under such agreement and no legal or administrative actions, suits, litigation, hearings or orders are in effect or threatened thereunder or in regard thereto.

     C. That GKI shall on a timely basis cooperate with Viscom in the sale, marketing and modification of the Product by sharing information on projects and prices quoted sufficiently in advance, by providing notice and information in regard to any upgrades, improvements or new related developments, by furnishing demonstrations and prototypes of any such upgrades, improvements or development at GKI's expense.

IN WITNESS WHEREOF, GK Industries, Inc. and Viscom Products, Inc. have caused this Agreement to be executed by their duly authorized corporate officers as of the day, month, and year first above written.

GK INDUSTRIES, INC.                    VISCOM PRODUCTS, INC.

By:___________________________________ By:_____________________________________

Name (in print):______________________ Name (in print):________________________

Title:________________________________ Title:__________________________________

Date:_________________________________ Date:___________________________________

Address: 425 Huehl Road                Address: 280 Midland Avenue
         Building 15-A                          Saddle Brook, NJ 07663
         Northbrook, Illinois                   Phone: (201) 794-6500
         USA 60062                              Fax: (201) 794-8341
         Phone: (847) 272-3590
         Fax: (847) 272-4096

                                   SCHEDULE 2
                                   TERRITORY


     With present product labeled under the Viscom brand name, North America, South America, Central America (including Mexico) and Japan.

                                   SCHEDULE 3

                       INITIAL OPENING EQUIPMENT ORDER*


 Quantity          Description                                Unit Price                Extension
 --------          -----------                                ----------                ---------
    33             Model DiSS Guardian w/25.2 GB Hard         $7,800.00                 $257,400.00
                   Disk Drive, w/LAN, Modem, Quad
                   W/internal SCSI card for Reseller
                   supplied DVD

    23             Model DiSS NetMaster networked recording   $8,940.00                 $205,620.00
                   system

     2             Model DiSS NetAgent Review Station         $6,600.00                 $ 13,200.00
                   Software

     2             Model DiSS NetAgent Review Station         $3,900.00                 $  7,800.00
                   complete w/monitor

                                                        Total Opening Order             $484,020.00




                           TARGET QUOTA (WORLDWIDE)
                           RECORDERS, MIX AND MATCH


       To be determined under mutual agreement, revised as needed by both parties.



* To be purchased at time of signature of the agreement.

                                   SCHEDULE 4

                       SOFTWARE LICENSE & LIMITED WARRANTY


IF YOU DO NOT AGREE WITH THESE TERMS AND CONDITIONS, DO NOT OPEN THE DiSS PRODUCT CARTON AND POWER UP OR USE THE PRODUCT, RETURN ALL HARDWARE, WRITTEN USER DOCUMENTATION, ACCESSORIES AND ALL PERIPHERAL COMPONENTS (IF ANY) WITHIN 30 DAYS OF PURCHASE TO GK INDUSTRIES, INC. OR ITS AUTHORIZED DISTRIBUTOR OR DEALER, AS APPLICABLE. A RESTOCKING CHARGE FEE WILL BE APPLIED.

GRANT OF RIGHTS: GK Industries, Inc. ("GKI") warrants you (an entity or person) the right to use the product and DiSS digital recording software as installed in its products ("Software"), on a non-exclusive basis for non-mobile applications and exclusive basis for mobile applications, under the circumstances and configurations described in the purchase order or contract agreement between GKI and you.

TITLE: Title to any hardware, peripheral components and accessories thereof ("Hardware"), physical copies of the user documentation and magnetic or other physical media acquired for the use with the Software and DiSS recording system, transfers upon the acquisitions thereof, but GKI and Sungjin C&C Co. Ltd. ("Sungjin") retains all title to an ownership of the Software. The term "Software", includes third party software GKI licenses for use in the Hardware and/or Software. "System" means the Software, Hardware, user documentation, magnetic media or other physical embodiment of the Software.

COPYRIGHT: All intellectual property rights in the Software, System and user documentation are owned or licensed by GKI/Sungjin and are protected by United States copyright laws, other applicable copyright and national and international laws and international treaty provisions. GKI and Sungjin retains all rights not expressly granted.

RESTRICTIONS: You may not alter, merge, modify, or adapt this Software and/or hardware in any way, including reverse engineering, disassembling, decompiling or creating derivative works. You may not loan, rent, lease, provide access to, or license the Software and/or Hardware. Nothing herein, however, prevents you from incorporating, modifying and/or selling this Software and/or as part of your CCTV or access control systems.

UPDATES (NEW RELEASES AND MODIFICATIONS): At its option, GKI may, from time to time, (i) issue a New Release obtainable by paying the stipulated license fee or, (ii) issue a modification during the warranty period. "New Release" means any improved or enhanced version of the Software and/or Hardware adding new features or functions not addressed or contemplated by the user documentation. "Modification" means any alteration to the Software of Hardware which corrects defects preventing the code or system from functioning in material conformity with the user documentation, but which does not change the form, fit or function of the Software and Hardware.

LIMITED WARRANTY: Subject to the limitations described below, GKI warrants as follows: Software: The Software is free of material reproducible programming errors and substantially conforms to the applicable user documentation and specifications (if any). When properly installed, the Product works efficiently and effectively as indicated in product literature, in demonstrations, and conversations between GKI and Viscom personnel. USER DOCUMENTATION: The User Documentation is free from material defects in materials and workmanship. EXCEPT AS PROVIDED HEREIN, GKI MAKES NO WARRANTY, REPRESENTATION, PROMISE, OR GUARANTEE, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SOFTWARE AND/OR HARDWARE, USER DOCUMENTATION, OR RELATED TECHNICAL SUPPORT, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCLUSIVE REMEDY: The warranty and remedy set forth herein are exclusive and in lieu of all others, oral or written, express or implied. No GKI dealer, distributor, agent or employee is authorized to make modification or addition to this warranty. This warranty gives you specific legal rights and you may also have rights which vary from state to state. After expiration of the Warranty period (the "Warranty Period"), you or your customer, and not GKI or its dealers, distributors, agents, or employees, assume the entire cost of all necessary service, repair or correction. SOFTWARE AND USER DOCUMENTATION: GKI will, at its option, repair the defect or replace the Software at no charge provided the defective item(s) is (are) returned to GKI within one (1) year from the date of retail purchase.

ADDITIONAL LIMITATIONS: The foregoing warranty is null and void and of no force and effect if (i) you fail to operate the System in substantial conformity with the operations and maintenance procedures described in the user documentation or published environmental and electrical parameters; (ii) identification markings on any component of the System have been defaced, altered, or removed; (iii) any component of the System is altered or modified without the approval or knowledge of GKI; (iv) the System has been tampered with in an unprofessional manner such as the Hardware Cabinet being opened without the express written consent of GKI.

WARRANTY WITH RESPECT TO ANY HARDWARE COMPRISING THE SYSTEM: GKI warrants the Hardware is free from defective materials and workmanship from the date of the retail purchase for a period of one (1) year and operates efficiently and effectively as indicated in product literatures, demonstrations, and conversations between GKI and Viscom personnel. During the Warranty Period, GKI will, at its sole option and discretion, replace or repair the defective Hardware at no charge providing the defective Hardware is returned to GKI by using first calling the Customer Care Service Center for a Return Materials Authorization Number. Should the equipment received be modified, scratched, or be damaged, GKI will at its sole discretion, apply a reasonable refurbishing charge to materials that may not be used as in-



                                       2
warranty replacements. This shall be communicated to the dealer or applicable party once an incoming inspection report has been completed.

NOTICE OF WARRANTY CLAIM: In the event of any defect or suspected defect in the System, promptly communicate via Fax GKI Customer Care Department at (847) 272-4096 or call (800) 272-2203. If, after reasonable investigation, the defect or suspected defect is not covered by warranty, GKI at its sole discretion, may charge for services rendered at its customary rates. All equipment being returned for repair/replacement whether under warranty or not will only be accepted at GKI if Return Materials Authorization Number has been issued previous to receiving any equipment.

LIMITATION OF LIABILITY: In no event will GKI and Sungjin be liable for indirect, special, incidental, economic, cover, or consequential damages arising out of the use of or inability to use the Software, Hardware, user documentation, or related technical support, including, without limitation, damages or costs relating to loss of profits, business, goodwill, data or computer programs, even if advised of the possibility of such damages unless GKI or Sungjin is guilty of an intentional act or omission or gross negligence. In no other case shall GKI's liability exceed the amount paid by you for the Software and/or Hardware. Some states do not allow the exclusion or limitation of implied warranties or limitation for incidental or consequential damages, so the above exclusion or limitation may not apply to you.

GENERAL: This agreement constitutes the entire agreement between GKI and you, and supercedes all prior agreements and communications, whether oral and in writing, with respect to the subject matter of this Agreement. In the even of any conflict between a purchase order and this Agreement, the terms of this Agreement will control. No amendment or modification of this agreement will be effective unless made in writing and signed by both parties. This Agreement and all amendments, modifications, alterations and supplements hereto is governed and construed as to both substantive and procedural matters in accordance with Illinois State Law. If any provision of this Agreement is found to be unlawful, void or unenforceable, then that provision is severed from this Agreement and will not affect the validity and enforceability of any of the remaining provisions.

CUSTOMER SUPPORT: Subject always to its support polices, GKI will attempt to answer your technical support questions concerning the System; however, this service is offered on a reasonable efforts basis only, and GKI may not be able to resolve every support request. GKI supports the system for the usage which the System is designed. Support policies may change from time to time without notice.


                                       3

                                    SCHEDULE 5

                         MUTUAL NON-DISCLOSURE AGREEMENT


THIS AGREEMENT is between the Reseller and GK Industries, Inc. (the "Parties").


WHEREAS, the Parties have entered into a Reseller Agreement and agree that certain business and trade information proprietary to the Parties, and which the disclosing party considers confidential, may be provided or disclosed to the receiving party during the term of the Reseller Agreement.

NOW, THEREFORE, in consideration of these premises, it is agreed as follows:

ARTICLE 1. DEFINITIONS

As used herein, the following terms shall have the following respective meaning:

(a) "Confidential Information" shall mean any information, technical data or know-how which relates to the business, services, or products of the Parties or its Affiliate (as defined hereinafter), including, without limitation any research, product, service, development, invention, process, technique, design, distribution, engineering, marketing, merchandising and/or sales information which is disclosed by the Parties of by any Affiliate on its behalf, before or after the date hereof, to the receiving party or its employees in writing, orally, or by drawing or inspection of parts or equipment.

(b) "Affiliate" shall mean any company or entity that directly controls or is directly or indirectly controlled by, or is under common control with one of the Parties. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management of company or entity in question whether through the ownership of voting shares, by contract, or otherwise.

ARTICLE 2. MARKETING OF INFORMATION

Any confidential information provided by the disclosing party to the receiving party and entitled to protection hereunder shall be identified as such by an appropriate stamp or marking on each document provided, and if oral, promptly, but no later than thirty (30) days thereafter, reduced to a writing transmitted to the receiving party.

ARTICLE 3. TREATMENT IN CONFIDENCE

Except as provided in Article 5 hereof, the receiving party agrees to the following:

(a) the receiving party shall not disclose the Confidential Information to any other person other than the disclosing party's or its Affiliate employees having a reasonable need-to-know of the Confidential Information.

(b) the receiving party shall cause all its employees or its Affiliates to whom such Confidential Information shall be disclosed to treat such Confidential Information with the same degree of care, to avoid disclosure to any third party, as is used with respect to the receiving party's own information of like importance which is to be kept secret;

(c) the receiving party shall take reasonable security measures and use care to preserve and protect the security of and to avoid disclosure or use of the Confidential Information; and

(d) the receiving party shall promptly advise the disclosing party in writing of any misappropriation or misuse of Confidential Information which may come to its attention.

ARTICLE 4. RETURN OF DOCUMENTS

All equipment, documentation and other information which has been furnished by the disclosing party to the receiving party shall be promptly returned by the receiving party to the disclosing party, accompanied by all copies and translations of such documentation and information made by the receiving party upon termination of this Agreement.

ARTICLE 5. EXCLUSION OF DOCUMENTS

Confidential Information shall not be afforded the protection of this Agreement if such information:

(a) had, at the time of disclosure, been previously made public;

(b) is made public after its disclosure, unless such publication is a breach of this Agreement or any other agreement between the parties hereto;

(c) was, prior to disclosure to the receiving party, obtained from a third party who is lawfully in possession of such information and is free to disclose such information to the receiving party; and

(d) is before or after disclosure, independently developed by the receiving party without reference to any information furnished pursuant to this agreement and written documentation is available to prove that such development pre-dated this agreement.



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ARTICLE 6. NO RIGHTS GRANTED

Nothing herein contained or the termination hereof shall be construed as granting or conferring any rights on the receiving party by license or otherwise, expressly or implied by, to any Confidential Information of the disclosing party or to any patent of copyright covering such information.

ARTICLE 7. COMPENSATION

The parties hereto shall not be obligated to compensate each other for exchanging any information under this Agreement as well as any use thereof, except as otherwise expressly provided for herein.

ARTICLE 8. TERMINATION

This Agreement shall be effective as of the effective date of the Reseller Agreement and shall terminate when said Reseller Agreement terminates. The rights and obligations accruing prior to termination as set forth herein shall, however, survive the termination as specified in this Agreement for a period of one year.

ARTICLE 9. AUTHORITY

Each party warrants and represents that it possesses all necessary powers, rights and authority to lawfully make the disclosures subject to this Agreement.




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